Exhibit 10.1

SUMMARY COMPENSATION TABLE

The following table shows the compensation paid or accrued during the fiscal year ended December 31, 2007 to (1) our Chief Executive Officer, (2) our Chief Financial Officer and (3) our two other executive officers, other than our Chief Executive Officer and our Chief Financial Officer, during the fiscal year ended December 31, 2007. There were no other employees who were executives, and there were no non-executives who earned over $100,000.  See Note __ to the Financial Statements for detailed information on their contracts.

Name and Principal Position	Year	Salary Paid (1)	Bonus	Stock Awards	Option Awards (3)	Non-Equity Incentive Plan Compensation	Non-Qualified Deferred Compensation Earnings	All Other Compensation	Total

Edon Moyal, CEO	2007	$216,000	-0-	-0-	-0-	-0-	-0-	-0-	$216,000

Dan Fleyshman, President	2007	$216,000	-0-	-0-	-0-	-0-	-0-	-0-	$216,000

John F. Moynahan, CFO (2)	2007	$133,000	-0-	-0-	250,000	-0-	-0-	-0-	$133,000

Joseph Conte, EVP	2007	$128,000	-0-	-0-	-0-	-0-	-0-	-0-	$128,000

(1)          Due to cash flow considerations, the executives deferred payment on a portion of their salaries as follows: Edon Moyal - $94,500, Dan Fleyshman - $94,500, John Moynahan - $76,803, Joseph Conte - $124,000.
(2)          Mr. Moynahan began his employment on May 1, 2007.
(3)          In May 2007, Mr. Moynahan was awarded options to purchase 41,666 shares of common stock vesting May 9, 2007 with an exercise price of $6.00 per share; 41,667 shares of common stock vesting May 1, 2008 with a strike price of $6.00 per share; 83,333 shares of common stock vesting May 1, 2009 with a strike price of $9.00 per share; and 83,333 shares of common stock vesting May 1, 2010 with a strike price of $12.00 per share.  In May 2007, Messrs. Moyal and Fleyshman each received options to purchase 16,667 shares at $9.00 per share, vesting immediately, in lieu of receiving 2% of gross revenues per their employment agreements.